Exhibit 99.1

Contacts:	Phil D. Kramer	Roy I. Lamoreaux
	Executive Vice President and CFO	Manager, Investor Relations
	713/646-4560 – 800/564-3036	713/646-4222 – 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Announces
Receipt of Equity Commitments
     (Houston – June 20, 2007) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has received equity commitments from a group of entities affiliated with thirteen institutional and private investors led by GPS Partners LLC. The commitments provide for the sale by PAA of 6.3 million common units, which will generate aggregate net proceeds of approximately $382.5 million, including the general partner’s proportionate capital contribution and estimated expenses associated with the issuance.
     The price for the common units, which will be issued under the Partnership’s existing shelf registration statement, was $59.56 per unit, which represents an approximate 3% discount to the closing price of the common units on June 18, 2007 (the reference price for the offering), as well as the average closing price for the trailing twenty trading day period through such date. The sale price represents a 5.8% discount to the closing price on June 19, 2007. The Partnership intends to complete the issuance by the end of June.
     “This transaction is consistent with our overall capital structure maintenance activities as we continue to expand our merchant function and implement our portfolio of capital projects, while simultaneously remaining focused on our ultimate credit ratings objectives,” stated Greg L. Armstrong, Chairman and CEO of Plains All American Pipeline, L.P. “A portion of the proceeds from this transaction will be used to fund the closing of the Bumstead LPG storage facility acquisition as well as our ongoing expansion capital projects and the balance will be used to reduce our short-term inventory related borrowings. We believe this equity issuance will increase our financial flexibility by pre-funding future expansion capital projects and enable us to move quickly if attractive acquisition opportunities arise.”
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% equity ownership in PAA/Vulcan Gas Storage, LLC, the Partnership also develops and operates natural gas storage facilities. The Partnership is headquartered in Houston, Texas, and its common units are traded on the New York Stock Exchange under the symbol “PAA.”
333 Clay Street, Suite 1600           Houston, Texas 77002            713-646-4100 / 800-564-3036

     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
Forward Looking Statements
     Certain statements in this news release, including statements regarding pending and potential future acquisitions, capital expenditures and the sale of common units to help finance such acquisitions and expansion capital activities, are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks and uncertainties include the failure to implement or capitalize on planned internal growth projects; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; the closing of the direct placement of units; the stability of the capital markets; and other risks and uncertainties as identified and discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission.
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